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Exhibit 10.27

Summary of Proposed Employment Terms for Lance Boxer

1.
Title:    President and Chief Executive Officer, reporting to the Board of Directors.

2.
Term:    Initial term of 2 years; automatic 1-year renewals following expiration of the initial term unless either party provides 60 days written notice of non-renewal.

3.
Compensation/Benefits:

A.
Base Salary:    $400,000 per annum, subject to annual increases as may be determined by the Board.

B.
Discretionary Bonus:    Eligible to earn an annual bonus targeted at 50% of base salary upon attainment of certain defined performance objectives, to be determined by the Board.

C.
Stock Options:    In addition to the option to purchase 600,000 shares of Company common stock granted to Lance Boxer ("Mr. Boxer") on November 13, 2002, Mr. Boxer also shall be granted the following options, concurrent with his execution of this Summary Term Sheet:

a.
an option to purchase 1,000,000 shares of common stock, at fair market value, as determined based upon the closing sale price for such stock on the date Mr. Boxer signs this Summary Term Sheet. The shares will vest upon the fifth anniversary of the date Mr. Boxer signs this Summary Term Sheet if he is employed by the Company on such date on a substantially full time basis (other than as a member of the Board), provided, however, that if Mr. Boxer becomes Chief Executive Officer of the Company prior to such date, the shares shall vest immediately upon Mr. Boxer being elected by the Board as Chief Executive Officer, and shall become exercisable if Mr. Boxer remains employed by the Company as its Chief Executive Officer twelve (12) months thereafter (or, if earlier, upon a change in control of the Company). The shares will be non-qualified and will be granted under the NASDAQ rules as an "inducement" grant outside of the Company's 1999 Stock Plan.

b.
an option to purchase 2,150,000 shares of common stock, at fair market value, as determined based upon the closing sale price for such stock on the date Mr. Boxer signs this Summary Term Sheet. The shares will vest in equal annual installments over a four-year period, with 25% vesting on the first anniversary date of his execution of the Summary Term Sheet, and the remaining 75% vesting in 25% installments at the following three anniversary dates thereafter, provided Mr. Boxer is employed by the Company on a substantially full time basis (other than as a member of the Board) on each such anniversary date. The shares will be non-qualified and will be granted under, and pursuant to the terms of, the 1999 Stock Plan.

D.
Other Benefits:    Eligible to participate in benefit plans and programs generally made available to senior level executive employees.

E.
Review Fees:    Will be reimbursed for reasonable legal fees incurred in the review of the definitive employment agreement, subject to a cap of $3,000.

4.
Early Termination/Severance Obligations:

A.
Mr. Boxer's employment may be terminated prior to the expiration of the term upon: (1) his death or disability; (2) termination by the Company for cause; (3) termination by the Company without cause (requires 30 days prior written notice); or (4) termination by Mr. Boxer (requires 30 days prior written notice).

B.
If Mr. Boxer's employment is terminated by the Company without cause, he is entitled to the following payments and benefits. First, his base salary will continue for a period of 6 months.

    Second, during the 6-month salary continuation period, the Company shall pay the cost of any COBRA coverage elected by Mr. Boxer, at the same rate it pays for health coverage for its active employees (with Mr. Boxer paying any employee paid portion). Third, any options that otherwise would have vested, absent such termination, in the following 12-month period, will vest upon Mr. Boxer's termination of employment. Mr. Boxer will be entitled to exercise all vested options for a period of 9 months following his last day of active employment; provided, however, that the option shares whose vesting accelerated in accordance with the preceding sentence may be exercised for a period of 15 months following his last day of active employment. These payments and benefits are conditioned upon execution of a release by Mr. Boxer in a form satisfactory to Company.

    Cause is defined as (1) Mr. Boxer's breach of the employment agreement, which he shall be required to execute; (2) conduct by Mr. Boxer amounting to fraud, embezzlement, or misconduct in connection with his employment duties; (3) conviction of Mr. Boxer of a felony or an indictment that results in material injury to the Company's property, operations or reputation; (4) willful failure of Mr. Boxer to comply with reasonable directions of the Board (with a 30-day opportunity to cure); or (5) willful misconduct by Mr. Boxer in performing his duties under the employment agreement (with a 10-day opportunity to cure).

5.
Non-Compete/Non-Solicitation:    The employment agreement contains a 1-year post-employment termination non-compete and non-solicitation of employees and customers and also prohibits disclosures of confidential information.

6.
Disputes:    Resolution of disputes under the employment agreement is to be through arbitration to be conducted in Illinois and the employment agreement is to be governed by Illinois law.

Other than the grant of the stock options referenced in Paragraph 3C, the terms set forth in this Summary Term Sheet are subject to, and conditioned upon, the execution of a definitive employment agreement, which agreement shall be effective if executed within thirty (30) days of the date Mr. Boxer is elected by the Board of Directors to be Chief Executive Officer of the Company.

Agreed to this 28 day of February, 2003.

/s/ LANCE B. BOXER Lance B. Boxer
Universal Access Global Holdings, Inc.
	By:	/s/ KEVIN POWER
	Its:	Director

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Summary of Proposed Employment Terms for Lance Boxer